Exhibit 23(a)



               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No.1 to the Registration Statement on Form S-3 of J.P. Morgan & Co. Incorporated (No. 333-51961) of our report dated January 14, 1998 appearing on page 41 of the J.P. Morgan & Co. Incorporated's 1997 Annual Report on Form 10-K for the year ended December 31, 1997 (included in J.P. Morgan & Co. Incorporated's Annual Report to Stockholders). We also consent to the reference to us under the heading "Experts" in such Prospectus.


      PRICE WATERHOUSE LLP/s/
      New York, New York
      June 30, 1998